UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2005

VIVUS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-23490	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

                Effective as of February 28, 2005, the Compensation Committee of the Board of Directors of VIVUS, Inc. (the “Company”) approved an acceleration of vesting of the Company’s stock options granted on January 21, 2002 to employees, officers and directors with an exercise price of $8.08 per share (the “Acceleration”), with the exercise price remaining the same as in the original grant (i.e., only the vesting is being modified, the options are not being repriced).  As a result of the Acceleration, approximately 360,157 options or 9.02% of the total outstanding options with varying remaining vesting schedules became immediately exercisable.  Of the aggregate number of options subject to the Acceleration, approximately 205,000 options or 5.14% of the total outstanding options with varying remaining vesting schedules which became immediately exercisable are held by the Company’s named executive officers and directors.  In connection with the decision of the Compensation Committee, each option agreement underlying the options subject to the Acceleration will be amended to reflect the Acceleration.

When considering this action, the Compensation Committee took into account that accelerating the vesting of these out-of-the money options prior to June 30, 2005, when the Company currently expects to adopt SFAS 123R, will further reduce the amount of compensation expense that the Company will be required to record in 2005 and beyond as a result of the previously granted equity incentive awards.  In addition, by accelerating these options before the implementation of SFAS 123R the expenses associated with the implementation of SFAS123R will be lower in future periods.  The acceleration of these out-of-the money options will not cause any additional compensation expense in 2005.  Under SFAS 123R the compensation expense associated with these out-of-the-money options would have been significant.

Item 8.01.  Other Events

                See Item 1.01. above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ TIMOTHY E. MORRIS
Timothy E. Morris Vice President, Finance and Chief Financial Officer

Date:  March 2, 2005